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UNITED STATES
SECURITIES AND EXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 26, 2005

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750, 440 - 2 Avenue S.W., Calgary, Alberta, Canada T2P 5E9
(Address of principal executive offices)	(Zip Code)

403.234.8885
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

Big Sky Energy Corporation (“Big Sky”) is reporting that, inspite of receiving oral confirmation on September 9, 2005, its subsidiaries, KoZhaN L.L.P. and Vector Energy West L.L.P., have failed to secure the written confirmations from the Ministry of Energy and Mineral Resources (the “MEMR”) of Kazakhstan that were required to obtained by September 23, 2005 and September 26, 2005, regarding their minimal work programs for 2004 and certain other obligations in respect of such subsidiaries’ contracts for use of underground natural resources at the Karatal and Atyrau fields in Kazakhstan.

As a result of such failure, certain subscribers (holders of Special Warrants and holders of Subscription Receipts) that participated in Big Sky’s private placement of $42 million of equity securities, completed on August 24, 2005, have been notified that they each have the right to elect to receive the return forthwith of an amount equal to the amount paid in such private placement, or in some cases up to 50% of such amount, plus interest. The subscribers will have until October 12, 2005, to make such election. In the event that a valid election is not received by such date from a particular holder, such holder will be deemed to have elected to receive re-payment.  Big Sky notified the affected subscribers of this right to elect on September 29, 2005..

Such subscribers, in the aggregate, could elect to cause Big Sky to return a maximum amount of $26,512,500 (currently held in escrow) of the total $42 million received from the private placement – namely all of the $11,025,000 received from Canadian subscribers (Special Warrant holders) and $15,487,500 of the $30,975,000 received from non-Canadian subscribers (Subscription Receipt holders).   The Company does not anticipate that any such return would affect future earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: September 30, 2005

BIG SKY ENERGY CORPORATION

By:  /s/ S.A. Sehsuvaroglu

Name:  S.A. Sehsuvaroglu

Title:    Chief Executive Officer and Director